EXHIBIT 5.1
Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019
January 15, 2016
HRG Group, Inc.
450 Park Avenue, 29th Floor
New York, NY 10022

Registration Statement on Form S-4
Ladies and Gentlemen:
In connection with the Registration Statement on Form S-4 (the “Registration Statement”) of HRG Group, Inc., a Delaware corporation (the “Company”), filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Act”), and the rules and regulations thereunder (the “Rules”), you have asked us to furnish our opinion as to the legality of the securities being registered under the Registration Statement. The Registration Statement relates to the registration under the Act of $140,000,000 aggregate principal amount of the Company’s 7.750% Senior Notes due 2022 (the “2022 Exchange Notes”) and $260,000,000 aggregate principal amount of the Company’s 7.875% Senior Secured Notes due 2019 (the “2019 Exchange Notes” and, together with the 2022 Exchange Notes, the “Exchange Notes”).
The Exchange Notes are to be offered in exchange for the Company’s outstanding $140,000,000 aggregate principal amount of 7.750% Senior Notes due 2022 (the “2022 Initial Notes”) and $260,000,000 aggregate principal amount of 7.875% Senior Secured Notes due 2019 (the “2019 Initial Notes, and together with the 2022 Initial Notes, the “Initial Notes”). The 2022 Exchange Notes will be issued by the Company in accordance with the terms of the Indenture (the “2022 Notes Indenture”), dated as of January 21, 2014, between the Company and Wells Fargo Bank, National Association, as trustee (the “Trustee”). The 2019 Exchange Notes will be issued by the Company in accordance with the terms of the Indenture (the “2019 Notes Base Indenture”), dated as of December 24, 2012, between the Company and the Trustee, as supplemented by the supplemental indenture, dated as of May 23, 2014, between the Company and the Trustee (the “2019 Notes Supplemental Indenture,” together with the 2019 Notes Base Indenture, the “2019 Notes Indenture” and, together with the 2022 Notes Indenture, the “Indentures”).
In connection with the furnishing of this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (collectively, the “Documents”):

1.the Registration Statement;
2.the 2022 Notes Indenture, including as an exhibit thereto the form of 2022 Exchange Note, included as Exhibit 4.5 to the Registration Statement;
3.the 2019 Notes Base Indenture, including as an exhibit thereto the form of 2019 Exchange Note, included as Exhibit 4.1 to the Registration Statement;
4.the 2019 Notes Supplemental Indenture, included as Exhibit 4.2 to the Registration Statement;
5.the Registration Rights Agreements, dated as of April 14, 2015 and May 19, 2015 (together, the “2019 Notes Registration Rights Agreements”), each among the Company and the initial purchasers named therein, included as Exhibits 4.6 and 4.7, respectively, to the Registration Statement; and
6.the Registration Rights Agreement, dated as of May 19, 2015 (the “2022 Notes Registration Rights Agreement”), among the Company and the initial purchasers named therein, included as Exhibit 4.8 to the Registration Statement.
In addition, we have examined (i) such corporate records of the Company that we have considered appropriate, including a copy of the certificate of incorporation, as amended, and by-laws, as amended, of the Company, certified by the Company as in effect on the date of this letter, and copies of resolutions of the board of directors of the Company relating to the issuance of the Exchange Notes, certified by the Company and (ii) such other certificates, agreements and documents that we deemed relevant and necessary as a basis for the opinions expressed below. We have also relied upon the factual matters contained in the representations and warranties of the Company made in the Documents and upon certificates of public officials and the officers of the Company.
In our examination of the documents referred to above, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity of all individuals who have executed any of the documents reviewed by us, the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as certified, photostatic, reproduced or conformed copies of valid existing agreements or other documents, the authenticity of all the latter documents and that the statements regarding matters of fact in the certificates, records, agreements, instruments and documents that we have examined are accurate and complete. We have also assumed, without independent investigation, (i) that the Exchange Notes will be issued as described in the Registration Statement and (ii) that the Exchange Notes will be in substantially the form attached to the Indenture and that any information omitted from such form will be properly added.
Based upon the above, and subject to the stated assumptions, exceptions and qualifications, we are of the opinion that:

1. When duly issued, authenticated and delivered against the surrender and cancellation of the 2022 Initial Notes as set forth in the Registration Statement and in accordance with the terms of the 2022 Notes Indenture and the 2022 Notes Registration Rights Agreement, the 2022 Exchange Notes will constitute legal, valid and binding obligations of the Company enforceable against the Company in accordance with their terms, except that the enforceability of the 2022 Exchange Notes may be subject to bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting creditors’ rights generally and subject to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).
2. When duly issued, authenticated and delivered against the surrender and cancellation of the 2019 Initial Notes as set forth in the Registration Statement and in accordance with the terms of the 2019 Notes Indenture and the 2019 Notes Registration Rights Agreements, the 2019 Exchange Notes will constitute legal, valid and binding obligations of the Company enforceable against the Company in accordance with their terms, except that the enforceability of the 2019 Exchange Notes may be subject to bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting creditors’ rights generally and subject to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).
The opinions expressed above are limited to the laws of the State of New York and the General Corporation Law of the State of Delaware. Our opinion is rendered only with respect to the laws, and the rules, regulations and orders under those laws, that are currently in effect.
We hereby consent to use of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading “Legal Matters” contained in the prospectus included in the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required by the Act or the Rules.
Very truly yours,
/s/ Paul, Weiss, Rifkind, Wharton & Garrison LLP
PAUL, WEISS, RIFKIND, WHARTON & GARRISON LLP